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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GenOn Energy, Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-170952) on Form S-8 of GenOn Energy, Inc. of our report dated February 29, 2012, included herein, with respect to the consolidated balance sheets of GenOn Energy, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), cash flows and the related financial statement schedules for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011.

/s/ KPMG LLP
Houston, Texas February 29, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm